EXHIBIT 99





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                                                                      EXHIBIT 99

           ADDITIONAL INFORMATION REGARDING FORWARD-LOOKING STATEMENTS


     Our Annual Report on Form 10-KSB for the 1999 fiscal year ended on January 1, 2000 (the "Annual Report") contains various forward-looking statements which reflect our current views with respect to future events and financial results. Forward-looking statements usually include the verbs "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "understands" and other verbs suggesting uncertainty. We remind shareholders that forward-looking statements are merely predictions which are inherently subject to uncertainties and other factors which could cause the actual results to differ materially from the forward-looking statement. Some of these uncertainties and other factors are discussed in the Annual Report. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In this Exhibit 99, we have attempted to identify additional uncertainties and other factors which may affect its forward-looking statements.

     Shareholders should understand that the uncertainties and other factors identified in the Annual Report and this Exhibit 99 do not constitute a comprehensive list of all the uncertainties and other factors which may affect forward-looking statements. We have merely attempted to identify those uncertainties and other factors which, in its view at the present time, have the highest likelihood of significantly affecting its forward-looking statements. In addition, we do not undertake any obligation to update or revise any forward-looking statements or the list of uncertainties and other factors which could affect such statements.

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     Dependence  on  Independent  Distributors.   Historically,   we  have  been
dependent on maintaining satisfactory relationships with our various health food distributors, Mattus Ice Cream Company, our frozen dessert distributor in the New York Metropolitan area, and the other independent distributors that have acted as our distributors. Our health food distributors accounted for 50% of our sales. While we believe that our relationships with our distributors have been satisfactory and have been instrumental in our growth, we have at times experienced difficulty in maintaining such relationships to our satisfaction. Since available distribution alternatives are limited, there can be no assurance
that   difficulties   in  maintaining   satisfactory   relationships   with  our
distributors will not have a material adverse effect on our business in the future.

     Recent Growth in Sales and Earnings. In 1999, our net sales increased 32% to $11,912,000 from $8,991,000 in 1998. The successful introduction of innovative products on a periodic basis has become increasingly important to our sales growth. Accordingly, the future degree of market acceptance of any of our new products, which may be accompanied by significant promotional expenditures, is likely to have an important impact on our future financial results.

     Competitive Environment. The frozen dessert and health food markets are highly competitive. The ability to successfully introduce innovative products on a periodic basis that are accepted by the marketplace is a significant competitive factor. In addition, many of our principal competitors are large, diversified companies with resources significantly greater than ours. We



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expect  strong  competition  to  continue,  including  competition  for adequate distribution and competition for the limited shelf space for the frozen dessert category in supermarkets and other retail food outlets.

     Our Operating Results Vary Quarterly And Seasonally. We have often recognized a substantial portion of our revenues in the second and third quarter of the year and in the last month, or even weeks, of a quarter. Our expense levels are substantially based on our expectations for future revenues and are therefore relatively fixed in the short-term. If revenue levels fall below expectations, our quarterly results are likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses varies with its revenues. Our operating results reflect seasonal trends and we expect to continue to be affected by such trends in the future. We expect to continue to experience relatively higher sales in the second and third quarters, and relatively lower sales in the fourth and first quarters, as a result of reduced sales of frozen non-dairy desserts. Due to the foregoing factors, in some future quarter our operating results may be below the expectations of public market analysts and investors. In such event, it is likely that the price of our common stock would be materially adversely affected.

     Reliance on a Limited Number of Key Personnel. Our success is significantly dependent on the services of David Mintz, Chief Executive Officer, Mr. Steven Kass, Chief Financial Officer, and Reuben Rapoport, Director of Product Development. The loss of the services of any of these persons could have a material adverse effect on our business.

     Control of the Company. Our Chairman of the Board and Chief Executive Officer, David Mintz, holds shares representing approximately 47% of the outstanding shares of common stock, permitting him as a practical matter to elect all members of the Board of Directors and thereby effectively control the business, policies and management of our company.

     We Are Subject To Risks Associated With International Operations. In 1999 approximately 11% of our revenues were from international sales. Although we continue to expand our international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. To the extent that we cannot do so in a timely manner, our business, operating results and financial condition will be adversely affected.

     International operations are subject to inherent risks, including the following:

     o the impact of possible recessionary environments in multiple foreign markets;

     o longer receivables collection periods and greater difficulty in accounts receivable collection;

     o    unexpected changes in regulatory requirements;

     o    potentially adverse tax consequences; and

     o    political and economic instability.




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     We may be adversely affected by fluctuations in currency exchange rates. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. Although exposure to currency fluctuations to date has not had a material adverse effect on our business, there can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales and, consequently our business, operating results and financial condition.

     We May Require Additional Capital In The Future. Our working capital requirements and the cash flow provided by our operating activities are likely to vary greatly from quarter to quarter, depending on the timing of orders and deliveries, the build-up of inventories, and the payment terms offered to customers. We anticipate that our existing capital resources, will be adequate to satisfy our working capital and capital expenditure requirements for at least 12 months. No assurance can be given that we will not consume an unexpected and significant amount of our available resources. Our future capital requirements will depend on many factors, including continued progress in our expansion plans and the success of new product introductions. To the extent that the funds generated from our operations are insufficient to fund our operating and financial requirements, we may be required to raise additional funds through public or private financings or other sources. Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our common shares may decrease and the percentage ownership of then current shareholders may be diluted. We do not have any committed sources of additional financing, and there can be no assurance that additional financing, if necessary, will be available on commercially reasonable terms, if at all. If adequate funds are not available, our business, financial condition and results of operations would be materially and adversely affected.

     Our Stock Price Is Subject To Volatility. The market price of our common stock may be subject to wide fluctuations in response to announcements concerning us or our competitors, quarterly variations in operating results, the introduction of new products or changes in product pricing policies by us or our competitors, general market conditions in the industry, developments in the financial markets and other factors.

     We Do Not Intend To Pay Cash Dividends. Our policy is to retain earnings, if any, for use in our business and, for this reason, we do not intend to pay cash dividends on the common shares in the foreseeable future.






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